Exhibit 99.(c)(3)

Preliminary Draft — Highly Confidential Discussion Materials Prepared ForProject Cannonade Goldman, Sachs & Co. August 23, 2010

Table of Contents I. Public Market Perspective II. Company Financials III. Preliminary Financial Analysis Appendix A: Additional Materials Appendix B: Weighted Average Cost of Capital Appendix C: Additional Company Financials Appendix D: Overview of National Mentor

Disclaimer Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) solely for the information and assistance of the Special Committee of the Board of Directors of Cannonade (the “Company”) in connection with their consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information. Public Market Perspective 3

I. Public Market Perspective 4

Cannonade Share Price Performance Since Jan-2003 Source: Bloomberg as of 18-Aug-2010 5

Analyst Estimates for Cannonade Last 3 Years Source: Bloomberg as of 18-Aug-2010 6

Wall Street Research Summary Perspectives for Cannonade Wall Street Research Estimates 09A-’11E 2009A 2010E 2011E CAGR Revenue Maximum $ 1,609 $ 1,679 Minimum 1,575 1,618 Median $ 1,579 $ 1,599 $ 1,651 2.3 % EBITDA Maximum $ 106 $ 112 Minimum 105 107 Median $ 106 $ 105 $ 112 2.5 % EPS Maximum $ 1.15 $ 1.25 Minimum 1.10 1.10 Median $ 1.21 $ 1.11 $ 1.20 (0.4)% Current Analyst Recommendations Analyst Price Targets for Cannonade Source: Wall Street research and Bloomberg as of 18-Aug-2010 Note: Analyst price targets are based primarily on P/E multiples, with EV/EBITDA multiples as secondary valuation metric. 7

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# Wall Street Research Commentary

## Reaction to Cannonade's 2Q Earnings Release

### Research Commentary

| | |
|---|---|
| **Outlook** | ■ "Cannonade's **operating environment is brutal** with little light at the end of the tunnel due to stretched state budget's and slowing federal funding" *-Jefferies, Aug 9, 2010*<br>■ "We reiterate our Market Outperform rating and $14 price target on shares of Cannonade following a solid 2Q10 that exceeded expectations. We recognize the environment remains challenging, but recent results illustrate **management's ability to effectively manage during these difficult times**" *-Avondale, Aug 9, 2010* |
| **Margins** | ■ "Cannonade continues to see utilization and pricing pressures from a number of customers and expects more in the near term. To date, it has been able to offset these pressures through effective cost management and organic growth. **Management can offset about 2/3 of cuts via cost reductions and estimates the remainder impacts the bottom-line**, which organic growth has been able to offset" *-Avondale, Aug 9, 2010* |
| **Growth** | ■ "Revenue for the quarter of $396.1 million was down 2% from $405.3 million in the second quarter of 2009. **A 27% decline in revenue from Job Corps** occurred due to the loss of two contracts during 2009, and that was the largest factor in the revenue decline" *-Hilliard Lyons, Aug 9, 2010* |
| **Acquisitions** | ■ "The company has **now spent about $30 million during the year in the acquisition of businesses** that should generate around $50 million in annualized revenue (including a transaction that occurred after quarter-end)" *-Noble, Aug 9, 2010*<br>■ "Community Services revenue **growth was mainly the result of previously completed acquisitions** as reimbursement rates have overall been a drag on growth" *-Hilliard Lyons, Aug 9, 2010* |
| **Valuation** | ■ "**Our $10.50 PT is based on a 10% discount to historical FTM EPS multiple of 11x**. Specifically, we project '10 EPS of $1.09, down 10% YOY. We believe that the discount to historical multiples is prudent considering the multitude of challenges impacting the company" *-Jefferies, Aug 9, 2010*<br>■ "**Our price target of $12** is derived by taking the average of: 1) **applying a P/E multiple of 10x our FY2011 EPS** estimate; and 2) applying an **EV/EBITDA multiple of 5.5x to our F2011 EBITDA** estimate. The target P/E and EV/EBITDA multiples are discounts to Cannonade's historical averages and other healthcare service companies, which we believe is warranted by the challenging and uncertain government funding environment and recent rate reductions and changes in contract awards, which create some uncertainty" *-RBC, Aug 6, 2010* |

Public Market Perspective 8

Summary of Wall Street Research Estimates Revenue Estimates EBITDA Estimates EBITDA Margin EPS Estimates Source: Wall Street Research; Cannonade management projections are labeled. 9

Historical Trading Performance LTM EV/EBITDA — Last 5 Years Source: Bloomberg as of 18-Aug-2010 10

Historical Trading Performance NTM P/E - Last 5 Years Source: Bloomberg as of 18-Aug-2010 11

Public Market Reaction to Onex Proposal Proposal to Acquire Cannonade for $12.60 Per Share Recent Trading Performance Source:  Bloomberg as of 18-Aug-2010 Analyst Commentary  “The offer allows for a 30-day “go-shop” period during which Cannonade would be allowed to solicit competing offers; however, given the current Medicaid reimbursement environment and challenging state budgetary issues (which do not appear will be improving anytime soon) we find it hard to envision other offers would be made” -Jefferies, 16-Aug-2010  “It is a low, inexpensive offer at about 5.6x our 2010 EBITDA estimate.  While Onex has held its stake in Cannonade since 2004, we believe the challenging environment enables Onex to make a “value” offer as Cannonade is coming from a position of weakness” -RBC, 16-Aug-2010  “Will There Be A Competing Offer?  Not likely, in our view. Given Onex’s 25% stake in Cannonade, we do not believe another financial sponsor is likely to make a competing bid, nor do we expect a strategic buyer to step in due to the current Medicaid environment” -RBC, 16-Aug-2010  “Considering the current state of the economy and the continually increasing state budget deficits and shortfalls, we believe that a company like Cannnonade could be better served outside the quarterly scrutiny of the public markets. That being said, we also believe that the $12.60/share takeout price could have some potential upside as it is well below the company’s 52-week high of $15.60 posted in August 2009. In addition, Cannonade’s shares traded at the $12.60 level just a few months ago in May 2010” -BB&T, 16-Aug-2010 12

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# Cannonade Shareholders

## Top 20 Institutional Shareholders

| Shareholder | Shares | %O/S |
|---|---|---|
| Onex Corporation[1] | 8,509,524 | 24.9% |
| Fidelity Management & Research | 4,419,847 | 12.9% |
| Columbia Management Investment Advisers, LLC | 3,373,211 | 9.9% |
| Dimensional Fund Advisors, LP | 1,578,824 | 4.6% |
| Diamond Hill Capital Management Inc. | 1,061,829 | 3.1% |
| Wellington Management Company, LLP | 1,023,761 | 3.0% |
| Opus Capital Management, Inc. | 827,443 | 2.4% |
| Peregrine Capital Management, Inc. | 533,521 | 1.6% |
| Royce & Associates, LLC | 525,060 | 1.5% |
| PPM America, Inc. | 387,600 | 1.1% |
| JP Morgan Asset Management | 374,868 | 1.1% |
| Robeco Investment Management, Inc. | 286,480 | 0.8% |
| Kennedy Capital Management, Inc. | 281,048 | 0.8% |
| OppenheimerFunds, Inc. | 250,382 | 0.7% |
| AQR Capital Management, LLC | 236,700 | 0.7% |
| Northern Trust Global Investments | 224,979 | 0.7% |
| TIAA-CREF | 188,773 | 0.6% |
| Delaware Investments | 157,625 | 0.5% |
| Aronson + Johnson + Ortiz, L.P. | 147,100 | 0.4% |
| Rydex Security Global Investors, LLC | 145,318 | 0.4% |
| Goldman Sachs & Company, Inc. | 135,428 | 0.4% |
| Top 20 Institutional Shareholders | 24,669,321 | 72.1% |
| All Insiders[2] | 9,224,647 | 27.0% |
| Other Institutional and Retail | 333,742 | 1.0% |
| Total Shares Outstanding[1] | 34,227,710 | 100.0% |

## Institutions by Investment Style


Specialty 2%
Momentum 1%
Growth 11%
Index 26%
Income 0%
Value 13%
GARP 47%

## Insiders' Holdings

| Shareholder | Type | Shares Beneficially Owned[2] | %O/S |
|---|---|---|---|
| Onex Corporation | | 8,509,500 | 24.9% |
| Ralph Gronefeld | CEO & President | 319,404 | 0.9% |
| Ron Geary | Chairman | 228,000 | 0.7% |
| Olivia Kirtley | Director | 66,688 | 0.2% |
| Robert Hallagan | Director | 23,911 | 0.1% |
| David Braddock | Director | 20,968 | 0.0% |
| David Miles | CFO | 15,989 | 0.0% |
| Steven Reed | Director | 10,500 | 0.0% |
| James Bloem | Director | 10,000 | 0.0% |
| All Insiders | | 9,224,647 | 27.0% |

*Source: Thomson and Company proxy*
*Note: Onex shares not included in top 20 Institutional Shareholders.*
[1] *Both Onex's shares and the total shares outstanding assumes full conversion of 4.5mm of Onex preferred shares to common.*
[2] *Beneficial shares ownership from most recent proxy filed 27-Apr-2010.*

Public Market Perspective 13

II. Company Financials 14

Cannonade Income Statement: Management Projections ($ in millions) 2010E-2015E Year Ended 31-December FY2007A FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E CAGR Total Revenues $ 1,433.3 $ 1,543.6 $ 1,576.0 $ 1,599.7 $ 1,668.7 $ 1,779.5 $ 1,900.2 $ 2,023.1 $ 2,148.3 6.1% % Growth10.1% 7.7% 2.1% 1.5% 4.3% 6.6% 6.8% 6.5% 6.2 % Total Expenses $ 1,286.9 $ 1,387.5 $ 1,436.0 $ 1,454.6 $ 1,515.3 $ 1,617.2 $ 1,724.5 $ 1,833.9 $ 1,947.3 Total Gross Profit$ 146.4 $ 156.0 $ 140.0 $ 145.1 $ 153.4 $ 162.4 $ 175.7 $ 189.2 $ 201.0 6.7 % Total Operating Expenses 55.7 79.6 58.6 61.8 64.9 68.2 73.5 78.9 84.3 % Growth (3.4)% 42.9% (26.4)% 5.5% 5.0% 5.0% 7.8% 7.3% 6.9 % EBIT $ 90.8 $ 76.5 $ 81.5 $ 83.3 $ 88.4 $ 94.2 $ 102.2 $ 110.4 $ 116.7 7.0% % Growth9.1% (15.8)% 6.5% 2.3% 6.2% 6.5% 8.5% 8.0% 5.7% % Margin6.3% 5.0% 5.2% 5.2% 5.3% 5.3% 5.4% 5.5% 5.4 % Depreciation 15.8 20.2 18.0 16.0 16.7 17.8 19.0 20.2 21.5 Amortization 4.0 3.6 5.6 5.2 6.2 7.6 9.4 10.0 10.6 Acquisition-Related D&A — — — 1.6 2.9 4.5 6.3 8.1 9.9 EBITDA$ 110.5 $ 100.2 $ 105.1 $ 106.1 $ 114.2 $ 124.1 $ 136.9 $ 148.6 $ 158.6 8.4% % Margin7.7% 6.5% 6.7% 6.6% 6.8% 7.0% 7.2% 7.3% 7.4 % Interest Income 0.7 0.1 0.1 0.2 0.2 0.2 0.2 0.3 0.5 Interest Expense (19.2) (19.2) (16.6) (18.1) (18.0) (17.6) (17.2) (15.7) (15.7) Other Expense — — (1.0) (2.0) (1.2) — — — — Income Before Taxes 72.2 57.4 64.0 63.4 69.4 76.8 85.2 94.9 101.5Taxes26.1 20.8 23.9 23.8 26.0 28.8 32.0 35.6 38.1 Net Income $ 46.1 $ 36.6 $ 40.1 $ 39.6 $ 43.4 $ 48.0 $ 53.3 $ 59.3 $ 63.4 9.9% % Margin 3.2% 2.4% 2.5% 2.5% 2.6% 2.7% 2.8% 2.9% 3.0 % Earnings per share (Diluted) $ 1.38 $ 1.10 $ 1.19 $ 1.16 $ 1.26 $ 1.36 $ 1.49 $ 1.63 $ 1.74 8.5 % Growth (7.5)% (20.6)% 8.8% (2.9)% 9.1% 8.0% 9.2% 9.5% 6.9 % Source: Management Projections 15

Acquisition Assumptions and Growth: Management Projections ($ in millions) Acquisition Assumptions Acquisition spend projected by segment, by year Acquisitions assumed to be in Residential and Home Care Acquisition EBITDA multiples and target EBITDA margins vary by segment; projections per management Revenue is calculated by assuming acquisition spend and margin and implying revenue contribution Half-year convention applies for first year impact of acquired revenue and EBITDAAcquisition assumptions consistent with prior acquisition experience Acquisition Assumptions EBITDA Multiple EBITDA Margin Residential 5.0 x 9.0 % Home Care 5.5 x 11.0 % Annual Acquisition Spend by Segment  Source: Management Projections Note: EBITDA contribution from acquisitions pre-corporate SG&A. 16

Historical Revenue Growth 2005A — 2009A ($ in millions)  Organic Growth ($) $ 35 $ 24 $ 41 $ 23 $ (34) Acquisition Growth ($) $ 45 $ 232 $ 91 $ 88 $ 66 Total Growth ($) $ 80 $ 256 $ 131 $ 110 $ 32 Organic Growth (%) 4% 2% 4% 2% (3)% Acquisition Growth (%) 237% 361% 31% 23% 14 % Total Growth (%) 8% 24% 10% 8% 2 % Source: Management Note: All acquisitions assumed executed mid-year with the exception of ACS Workforce Services. FY2006 includes full-year impact of ACS, which closed 3-Jan-2006. 17

Projected Revenue Growth 2010E — 2015E ($ in millions)  Organic Growth ($) $ (28) $ 4 $ 29 $ 28 $ 28 $ 29 Acquisition Growth $ 52 $ 65 $ 82 $ 93 $ 94 $ 96 Total Growth ($) $ 24 $ 69 $ 111 $ 121 $ 123 $ 125 Organic Growth (%) NA 1% 3% 3% 3% 3 % Acquisition Growth (%) NA 89% 59% 42% 30% 24 % Total Growth (%) 2% 4% 7% 7% 6% 6 % Source: Management Projections Note: All acquisitions assumed executed mid-year. 18

III. Preliminary Financial Analysis 19

Trading Multiples of Publicly Traded Comparables Based on IBES Estimates Enterprise Value  2010E EV / EBITDA  2010E P/E  2011E P/E  Source: CapIQ as of 13-Aug-2010, the last trading day prior to the Onex proposal Note: Cannonade Offer represents figures at Onex $12.60 per share bid. Median excludes Cannonade offer figures. 20

Illustrative Analysis at Various Prices ($ in millions, except price per share) Onex Bid Res-Care Stock Price $ 10.14 $ 12.00 $ 12.60 $ 13.00 $ 13.50 $ 14.00 $ 14.50 % Premium To Undisturbed Price of $10.14 0.0% 18.3% 24.3% 28.2% 33.1% 38.1% 43.0 % Equity Value‘ $ 347.1 $ 410.7 $ 431.3 $ 397.1 $ 447.1 $ 497.1 $ 547.1 Net Debt / (Cash) 161.4 161.4 161.4 161.4 161.4 161.4 161.4 Enterprise Value $ 508.4 $ 572.1 $ 592.6 $ 558.4 $ 608.4 $ 658.4 $ 708.4 Price  % Premium / (Discount) to 1M Average $ 9.75 4.0% 23.1% 29.2% 33.3% 38.5% 43.6% 48.7% % Premium / (Discount) to 3M Average $ 10.33 (1.8)% 16.2% 22.0% 25.8% 30.7% 35.5% 40.4% % Premium / (Discount) to 6M Average $ 10.82 (6.3)% 10.9% 16.5% 20.1% 24.8% 29.4% 34.0% % Premium / (Discount) to 1Y Average $ 11.67 (13.1)% 2.8% 8.0% 11.4% 15.7% 20.0% 24.3% % Premium / (Discount) to 3Y Average $ 15.81 (35.9)% (24.1)% (20.3)% (17.8)% (14.6)% (11.4)% (8.3)% % Premium / (Discount) to 52-Week High $ 15.32 (33.8)% (21.7)% (17.8)% (15.1)% (11.9)% (8.6)% (5.4)% Management Projections Enterprise Value / EBITDA LTM $ 104.7 4.9 x 5.5 x 5.7 x 5.3 x 5.8 x 6.3 x 6.8 x 2010E $ 106.1 4.8 x 5.4 x 5.6 x 5.3 x 5.7 x 6.2 x 6.7 x 2011E 114.2 4.5 5.0 5.2 4.9 5.3 5.8 6.2 P / E 2010E $ 1.16 8.7 x 10.3 x 10.8 x 11.2 x 11.6 x 12.0 x 12.5 x 2011E 1.26 8.0 9.5 10.0 10.3 10.7 11.1 11.5 IBES Projections Enterprise Value / EBITDA 2010E $ 105.5 4.8 x 5.4 x 5.6 x 5.3 x 5.8 x 6.2 x 6.7 2011E 111.6 4.6 5.1 5.3 5.0 5.5 5.9 6.3 P / E 2010E $ 1.11 9.1 x 10.8 x 11.4 x 11.7 x 12.2 x 12.6 x 13.1 x 2011E 1.20 8.5 10.0 10.5 10.8 11.3 11.7 12.1 2010E P/E/G IBES LTGR 8.0% 1.1 x 1.4 x 1.4 x 1.5 x 1.5 x 1.6 x 1.6 x Source: Company filings; EBITDA, EPS and LTGR figures as per IBES Consensus Note: Any indications of value set forth are for illustrative purposes only and do not reflect actual values that may be achieved or realized by the Company or any views of Goldman Sachs or the Company with respect to any such values. (1) Assumes 34.2mm basic shares outstanding. Assumes fully converted preferred options of 4.8mm and 0.24mm options outstanding with weighed average price of $17.09. 21

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# Illustrative DCF Sensitivities

## ($ in millions, except per share data)

### Summary Cash Flows

| | Q42010E | FY2011E | FY2012E | FY2013E | FY2014E | FY2015E |
|---|---|---|---|---|---|---|
| Sales | $403.2 | $1,668.7 | $1,779.5 | $1,900.2 | $2,023.1 | $2,148.3 |
| *Y-o-Y Growth* | *1.5%* | *4.3%* | *6.6%* | *6.8%* | *6.5%* | *6.2%* |
| EBIT | 21.0 | 88.4 | 94.2 | 102.2 | 110.4 | 116.7 |
| *Margin* | 5.2% | 5.3% | 5.3% | 5.4% | 5.5% | 5.4% |
| Taxes | (7.9) | (33.2) | (35.3) | (38.3) | (41.4) | (43.8) |
| **Unlevered Net Income** | **$13.1** | **$55.3** | **$58.9** | **$63.9** | **$69.0** | **$72.9** |
| (+) D&A | 5.7 | 25.8 | 29.9 | 34.7 | 38.3 | 41.9 |
| (-) Increase in WC | (4.6) | (3.9) | 3.5 | (6.2) | (6.3) | (6.4) |
| (-) Capital Expenditures | (4.3) | (20.9) | (22.2) | (23.8) | (25.3) | (26.9) |
| (-) Acquisition Spend | (7.6) | (40.0) | (50.0) | (50.0) | (50.0) | (50.0) |
| **Unlevered Free Cash Flow** | **$2.4** | **$16.3** | **$20.1** | **$18.6** | **$25.6** | **$31.6** |

### Assuming 1% Perpetuity Growth

| Terminal Acquisition Spend | Discount Rate 8.5% | 9.0% | 9.5% |
|---|---|---|---|
| $15 | $15.66 | $14.16 | $12.84 |
| $20 | $14.33 | $12.94 | $11.72 |
| $25 | $13.00 | $11.72 | $10.59 |

### Assuming 2% Perpetuity Growth

| Terminal Acquisition Spend | Discount Rate 8.5% | 9.0% | 9.5% |
|---|---|---|---|
| $20 | $17.04 | $15.26 | $13.72 |
| $25 | $15.49 | $13.85 | $12.43 |
| $30 | $13.94 | $12.44 | $11.14 |

### Assuming 3% Perpetuity Growth

| Terminal Acquisition Spend | Discount Rate 8.5% | 9.0% | 9.5% |
|---|---|---|---|
| $25 | $18.89 | $16.69 | $14.84 |
| $30 | $17.04 | $15.03 | $13.34 |
| $35 | $15.18 | $13.37 | $11.84 |

*Source: Management Projections*
*Note: Discounted to 31-Sept-2010 using mid-year convention. Assumes fully converted preferred options of 4.8mm and 0.24mm options outstanding with weighed average price of $17.09.*

Preliminary Financial Analysis 22

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# Illustrative LBO Scenario Comparison

## Assumes Purchase Price of $12.60 per Share

($ in millions)

### Onex: Limited Leverage (3.5x)[1]

| Sources | |
|---|---|
| Target Existing Cash | $7.7 |
| New Bank Debt | 189.5 |
| Sponsor Equity | 144.7 |
| Total New Sources | $ 341.9 |

| Uses | |
|---|---|
| Purchase Price for Remaining Equity | $324.0 |
| Target Debt Retirement | 0.0 |
| Total Fees | 17.8 |
| Total Uses | $ 341.9 |

#### Illustrative IRR at Exit Year

| Exit EBITDA Multiple | Purchase Price and Premium: $12.60 (24.3%) | $13.50 (33.1%) | $14.50 (43.0%) |
|---|---|---|---|
| 5.5x | 19.9% | 16.6% | 13.5% |
| 6.0x | 23.1% | 19.7% | 16.5% |
| 6.5x | 26.0% | 22.5% | 19.2% |

### Onex: Max Leverage (4.0x)[2]

| Sources | |
|---|---|
| Target Existing Cash | $7.7 |
| New Bank Debt | 241.8 |
| Sponsor Equity | 93.1 |
| Total New Sources | $ 342.7 |

| Uses | |
|---|---|
| Purchase Price for Remaining Equity | $324.0 |
| Target Debt Retirement | 0.0 |
| Total Fees | 18.6 |
| Total Uses | $ 342.7 |

#### Illustrative IRR at Exit Year

| Exit EBITDA Multiple | Purchase Price and Premium: $12.60 (24.3%) | $13.50 (33.1%) | $14.50 (43.0%) |
|---|---|---|---|
| 5.5x | 27.2% | 21.9% | 17.4% |
| 6.0x | 31.0% | 25.6% | 20.9% |
| 6.5x | 34.4% | 28.9% | 24.0% |

### Generic Sponsor: Max Leverage (4.0x)[3]

| Sources | |
|---|---|
| Target Existing Cash | $7.7 |
| Bank Debt | 261.8 |
| Bond Debt | 157.1 |
| Sponsor Equity | 209.8 |
| Total Sources | $ 636.3 |

| Uses | |
|---|---|
| Equity Purchase Price | $431.3 |
| Target Debt Retirement | 177.0 |
| Total Fees | 28.1 |
| Total Sources | $ 636.3 |

#### Illustrative IRR at Exit Year

| Exit EBITDA Multiple | Purchase Price and Premium: $12.60 (24.3%) | $13.50 (33.1%) | $14.50 (43.0%) |
|---|---|---|---|
| 5.5x | 13.9% | 11.0% | 8.2% |
| 6.0x | 17.5% | 14.5% | 11.7% |
| 6.5x | 20.7% | 17.6% | 14.7% |

*Source: Company Filings, Management Projections*

[1] *Assumes maximum leverage of 3.5x per Onex proposal letter dated 14-Aug-2010. Assumes Cannonade is granted an amendment to existing credit facility to increase leverage ratio beyond current thresholds and adds additional $189.5mm of term loan priced at L+450bps w/ 175bps LIBOR floor to finance acquisition. Assumes current 7.75% Senior Notes remain outstanding, as Onex is exempted from change of control.*

[2] *Assumes maximum leverage of 4.0x to hold B+/B1 rating. Cannonade is granted an amendment to existing credit facility to increase leverage ratio beyond current thresholds and adds additional $241.8mm of term loan priced at L+475bps w/ 175bps LIBOR floor to finance acquisition. Assumes current 7.75% Senior Notes remain outstanding, as Onex is exempted from change of control.*

[3] *Assumes maximum leverage of 4.0x to hold B+/B1 rating for a different acquiring financial sponsor. Assumes current credit facility and 7.75% Senior Notes are retired. Transaction financed with 2.5x term debt and 1.5x bonds. Bonds are priced at 10% and term debt is priced at L+475bps w/ 175bps LIBOR floor.*

Preliminary Financial Analysis 23

 Illustrative Present Value of Future Stock Price IBES 2011E Undisturbed P/E of 8.5x as of 13-Aug-2010 Illustrative Future Stock Price Illustrative Present Value of Future Stock Price Source: Management projections Note: Discounted to 13-Aug-2010. 24

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# Illustrative Dividend Recap / Repurchase Alternatives

## Undisturbed Stock Price of $10.14

### Dividend Recap

| | One-Time Dividend ($mm) | | |
|---|---|---|---|
| | **$75.0** | **$100.0** | **$125.0** |
| *Pro Forma Leverage* | *2.4 x* | *2.6 x* | *2.8 x* |
| Baseline Shares (mm) | 34.3 | 34.3 | 34.3 |
| **Dividend per Share** | **$2.19** | **$2.92** | **$3.64** |
| Baseline 2011E EPS | $1.26 | $1.26 | $1.26 |
| Pro Forma 2011E EPS | $1.19 | $1.16 | $1.13 |
| Undisturbed 2011E P/E Multiple | 8.5x | 8.5x | 8.5x |
| Illustrative Pro Forma Stock Price | $10.06 | $9.82 | $9.58 |
| **Illustrative Pro Forma Per Share Value** | **$12.25** | **$12.74** | **$13.23** |

### Share Repurchase

| | Share Repurchase ($mm tender) | | |
|---|---|---|---|
| | **$75.0** | **$100.0** | **$125.0** |
| *Pro Forma Leverage* | *2.4 x* | *2.6 x* | *2.8 x* |
| Baseline Shares (mm) | 34.3 | 34.3 | 34.3 |
| Tender Premium | 15.0% | 20.0% | 25.0% |
| Shares Repurchased | 6.4 | 8.2 | 9.9 |
| *% of Non Onex Shares Repurchased* | *24.9%* | *31.9%* | *38.2%* |
| **Pro Forma Shares** | **27.9** | **26.2** | **24.5** |
| Baseline 2011E EPS | $1.26 | $1.26 | $1.26 |
| Pro Forma 2011E EPS | $1.47 | $1.53 | $1.59 |
| Undisturbed 2011E P/E Multiple | 8.5x | 8.5x | 8.5x |
| **Illustrative Pro Forma Stock Price** | **$12.38** | **$12.91** | **$13.44** |
| Illustrative Pro Forma Equity Value | $345 | $337 | $328 |

*Source: Management Projections*
*Note: Assumes dividend paid and share repurchase occur on 31-Dec-2010. Assumed restricted payments in bond indenture would allow up to $125mm dividend per the 2005 bond indenture and management guidance. Assumes current credit facility is retired and dividend and repurchase financed with new term loan at L+475bps w/ 175bps LIBOR floor. Pro forma leverage calculated based on management projected 2010E EBITDA of $106.1mm; pro forma leverage excludes letters of credit.*

Preliminary Financial Analysis 25

Appendix A: Additional Materials 26

 Key Terms in Onex Proposal Letter Dated 14-Aug-2010 Price: • $12.60 per share for the 74.9% shares not currently owned by Onex Go-Shop: • 30 days Break-Up Fee: • 3% of fully-diluted equity of the Company valued at the higher of Onex’s offer price or the price to be paid in an alternative transaction if the BoD chose to support an alternative transaction Financing Structure: • Debt not exceeding 3.5x EBITDA • Transaction not subject to a financing condition Conditions: • Proposal expires if no definitive agreement on or before 01-Sep-2010 • Participation in the investment by key members of management • Approval of the Board of Directors 27

Preliminary Draft – Highly Confidential

Goldman Sachs

# Review of Onex's Initial Investment in Cannonade

## Description of Onex's Initial Investment

- On 10-Mar-2004, Onex entered into two transactions involving Cannonade
  - Onex purchased $50.5mm of 48,095 shares of newly-issued Preferred Stock, convertible into 4.8 million shares of common based on a conversion price of $10.50 per share
  - Onex purchased a total of 3.7 million shares of common stock from 3 selling directors at $8.90 per share
    - Closing price of Cannonade's stock on 09-Mar-2004 was $11.16, and the 1 year trading average was $6.31
- Onex was granted right to vote on an as if converted basis with holders of common. Fully converted, Onex held economic ownership equal to 28.6%
  - Today, Onex owns 24.9% of Cannonade's outstanding stock, assuming preferred shares are fully converted
- Onex has a continuing right to elect two Board members and was granted a one-time right to appoint one additional independent director to fill a vacancy on the board
  - Of the original 3 Onex-appointed directors, one Onex affiliated director (Bobby LeBlanc) and the independent director (Robert Hallagan) remain on the board.
  - The other Onex-affiliated director resigned on 03-Nov-2006 and was replaced by Ralph Gronefeld, Cannonade's current CEO

## Current Cannonade Capital Structure

***Market Equity as of Undisturbed Price on 13-Aug-2010***

| | Market Value | % Ownership |
|---|---|---|
| Public | $260.8 | 75.1% |
| Onex Shares (fully converted) | 86.3 | 24.9% |
| **Total Market Capitalization** | **$347.1** | **100.0%** |

***Capital Structure as of 30-Jun-2010***

| | |
|---|---|
| Cash | $15.4 |
| Debt | |
| Senior Secured Credit Facility | 20.0 |
| 7.75% Senior Notes | 149.6 |
| Obligations under capital leases | 0.6 |
| Notes Payable and other | 6.8 |
| Total Debt[1] | **$177.0** |
| Preferred Shares Held by Onex | 46.6 |
| Total Shareholders' Equity | 404.3 |
| **Total Capitalization** | **$627.9** |

*Source: Company filings*
*[1] Excludes $62.4mm letter of credit.*

Additional Materials 28

 Summary of Preferential Rights for Onex Terms Board Representation: • Elect two of nine directors Approval Rights: • Increase or decrease the aggregate number of authorized shares of the class • Create new class of shares having rights superior to preferred shares • Limit or deny an existing pre-emptive right of all or part of the shares of the class • Adopt a poison pill • Hire or terminate the CEO • Change the number of positions on Board • Pay dividends in excess of $10mm annually • Issue or incur debt that would result in leverage ratio in excess of year-end 2003 levels (3.1x, or $146mm of additional capacity based on today’s leverage of 1.7x) Right of First Refusal • Any sale of substantially of all of assets or equity by merger, consolidation or otherwise must first be offered to Onex on the same terms and conditions • Must have 10 business days to exercise right of first refusal Exemptions Under Credit Facility • January 2010 credit agreement • Exempts a “non-hostile” acquisition by Onex from the definition of a change of control • Allows Cannonade to merge with an entity in which Onex holds at least 95% of voting equity without a change of control Exemption Under Senior Note Indenture • October 2005 indenture for the 7.75% Senior Notes • Provides acquisition of voting shares representing more than 35% of voting power is a “change of control” • Acquisitions by Onex and affiliates are exempt from CoC definition • If CoC, holders have put right for 101% 29

Appendix B: Weighted Average Cost of Capital 30

 Illustrative WACC Analysis ($ in millions) Cost of Equity Reference Data Risk-Free Rate 3.60 % US 20 Yr , 5 3/8% Feb 2031 Equity Risk Premium 6.67 % Cost of Equity 9.96 % Assuming Beta of 0.95 WACC Sensitivity Analysis WACC Sensitivity Analysis Equity Beta Pre-Tax Cost of Debt 7.75% 8.00% 8.25% 8.50% 8.75% 0.85 8.22% 8.26% 8.30% 8.34% 8.38% 0.90 8.47% 8.51% 8.55% 8.59% 8.63% 0.95 8.72% 8.76% 8.80% 8.84% 8.88% 1.00 8.97% 9.01% 9.05% 9.09% 9.13% 1.05 9.22% 9.26% 9.30% 9.34% 9.38 % Target Historical Total Total Net Basic Market Net Debt / Tax Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Rate Cannonade 0.95 USD 177 15 162 347 0.47 35.0 % Comparable Historical Total Total Net Basic Market Net Debt / Tax Company Equity Beta Currency Debt (mm) Cash (mm) Debt (mm) Cap (mm) Equity Ratio Rate Magellan 0.37 USD 1 305 (304) 1,465 (0.21) 35.0 % Amedisys 0.92 USD 204 116 88 688 0.13 35.0 % Rehabcare Group 0.78 USD 444 18 426 447 0.95 35.0 % LHC Group 1.14 USD 4 1 3 389 0.01 35.0 % Almost Family 1.17 USD 3 31 (28) 235 (0.12) 35.0 % Providence 2.08 USD 190 54 135 181 0.75 35.0 % Median 0.98 0.01 35.0 % Mean 1.06 0.21 35.0 % Source: Company filings, Axioma, Capital IQ as of 13-Aug-2010; Equity risk premium per Ibbotsons Note: Assumes cash and debt balances as of Q1 2010. 31

Appendix C: Additional Company Financials 32

Historical and Projected Segment Revenue and Gross Profit ($ in millions) FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Revenues Total Community Services $ 1,109.3 $ 1,128.9 $ 1,186.9 $ 1,237.7 $ 1,334.4 $ 1,442.1 $ 1,551.7 $ 1,663.2 Total Residential 758.9 768.2 821.2 827.8 858.4 889.3 920.6 952.1 Organic Residential — — 798.9 782.9 790.8 798.7 806.6 814.7 Acquisitions Residential — — 22.3 44.9 67.7 90.7 113.9 137.4 Total Home Care 291.6 310.2 314.6 357.3 421.8 497.0 573.7 652.0 Organic Home Care — — 263.7 263.7 269.0 274.3 279.8 285.4 Acquisitions Home Care — — 50.9 93.6 152.8 222.6 293.9 366.5 Total Youth 58.8 50.6 51.1 52.6 54.2 55.8 57.5 59.2 Total Schools 21.1 27.5 17.9 18.4 19.0 19.5 20.1 20.7 Organic Schools — — 17.9 18.4 19.0 19.5 20.1 20.7 Acquisitions Schools — — — — — — — — Total Job Corps 163.9 145.4 120.6 123.1 125.5 128.0 130.6 133.2 Total International 26.9 20.4 25.5 35.8 39.3 41.3 43.4 45.5 Organic International — — 25.5 35.8 39.3 41.3 43.4 45.5 Acquisitions International — — — — — — — — Total Arbor 222.4 232.5 248.8 253.7 261.4 269.2 277.3 285.6 Other 0.0 21.3 0.0 0.0 0.0 0.0 0.0 0.0 Total Revenues $ 1,543.6 $ 1,576.0 $ 1,599.7 $ 1,668.7 $ 1,779.5 $ 1,900.2 $ 2,023.1 $ 2,148.3 7.7% 2.1% 1.5% 4.3% 6.6% 6.8% 6.5% 6.2 % Gross Profit Total Community Services $ 120.0 $ 112.5 $ 117.3 $ 122.9 $ 128.7 $ 141.0 $ 153.5 $ 164.2 Total Residential 71.3 66.1 76.1 77.2 80.5 85.1 89.8 92.5 Organic Residential — — 74.3 73.6 75.1 77.9 80.7 81.5 Acquisitions Residential — — 1.8 3.6 5.4 7.3 9.1 11.0 Total Home Care 34.4 43.4 34.1 38.4 42.2 49.7 57.4 65.2 Organic Home Care — — 29.0 29.0 26.9 27.4 28.0 28.5 Acquisitions Home Care — — 5.1 9.4 15.3 22.3 29.4 36.7 Total Youth 14.3 3.0 7.1 7.4 6.0 6.1 6.3 6.5 Total Schools $ 2.7 $ 3.4 $ 0.9 $ 1.4 $ 1.9 $ 2.0 $ 2.0 $ 2.1 Organic Schools — — 0.9 1.4 1.9 2.0 2.0 2.1 Acquisitions Schools — — — — — — — — Total Job Corps 11.4 10.4 8.4 8.6 8.8 9.0 9.1 9.3 Total International (1.2) (4.6) 1.0 2.7 4.7 5.0 5.2 5.5 Organic International — — 1.0 2.7 4.7 5.0 5.2 5.5 Acquisitions International — — — — — — — — Total Arbor 22.7 16.9 17.4 17.8 18.3 18.8 19.4 20.0 Other 0.4 1.4 — — — — — — Total Gross Profit $ 156.0 $ 140.0 $ 145.1 $ 153.4 $ 162.4 $ 175.7 $ 189.2 $ (201.0) Source: Company filings and Management Projections 33

Historical and Projected Balance Sheet ($ in millions) FY2008A FY2009A FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E Assets Cash $ 13.6 $ 20.7 $ 20.0 $ 20.0 $ 20.0 $ 20.0 $ 37.9 $ 66.6 Accounts Receivables 231.0 211.4 223.1 232.7 238.4 254.6 271.0 287.8 Refundable Income Taxes 1.8 4.0 4.0 4.0 4.0 4.0 4.0 4.0 Deferred Income Tax Assets, Current 22.7 22.9 25.0 25.0 25.0 25.0 25.0 25.0 Non-Trade Receiveables 4.0 4.0 5.0 5.0 5.0 5.0 5.0 5.0 Prepaid Expenses and Other 18.4 17.8 18.0 18.8 20.1 21.4 22.8 24.2 Total Current Assets $ 291.5 $ 280.6 $ 295.1 $ 305.5 $ 312.4 $ 329.9 $ 365.7 $ 412.6 PPE, net $ 84.2 $ 81.3 $ 81.6 $ 84.4 $ 86.6 $ 88.3 $ 89.2 $ 89.6 Goodwill 476.2 422.6 445.1 475.1 512.6 550.1 587.6 625.1 Intangible Assets, net 46.0 45.8 47.3 49.5 52.1 52.1 50.6 47.7 Other Assets 16.3 14.6 17.6 18.4 19.6 20.9 22.3 23.6 Total Assets $ 914.1 $ 844.9 $ 886.7 $ 932.9 $ 983.4 $ 1,041.3 $ 1,115.5 $ 1,198.6 Liabilities and Shareholders’ Equity Trade Accounts Payable $ 49.2 $ 44.5 $ 39.9 $ 41.5 $ 44.3 $ 47.2 $ 50.2 $ 53.4 Accrued Expenses 103.5 109.4 111.0 115.8 123.5 131.9 140.4 149.1 Accrued Income Taxes 1.1 — — — — — — — Total Current Liabilities $ 153.8 $ 153.9 $ 150.9 $ 157.3 $ 167.8 $ 179.1 $ 190.7 $ 202.5 Total Debt $ 257.4 $ 199.2 $ 198.8 $ 189.0 $ 174.1 $ 159.9 $ 155.2 $ 155.2 Deferred Gains 4.0 3.2 3.2 3.4 3.6 3.8 4.1 4.3 Deferred Income Tax Liabilities 30.4 20.8 20.8 20.8 20.8 20.8 20.8 20.8 Other Long-Term Liabilities 31.6 35.1 35.1 35.1 35.1 35.1 35.1 35.1 Total Liabilities $ 477.2 $ 412.2 $ 408.9 $ 405.6 $ 401.4 $ 398.8 $ 405.9 $ 417.9 Shareholders’ Equity $ 436.9 $ 432.7 $ 477.8 $ 527.3 $ 582.0 $ 642.6 $ 709.6 $ 780.7 Total Liabilities and Shareholders’ Equity $ 914.1 $ 844.9 $ 886.7 $ 932.9 $ 983.4 $ 1,041.3 $ 1,115.5 $ 1,198.6 Source: Company filings and Management Projections 34

Projected Statement of Cash Flows ($ in millions) FY2010E FY2011E FY2012E FY2013E FY2014E FY2015E CF from Operating Activities Net Income $ 39.6 $ 43.4 $ 48.0 $ 53.3 $ 59.3 $ 63.4 Depreciation 16.0 16.7 17.8 19.0 20.2 21.5 Amortization 5.2 6.2 7.6 9.4 10.0 10.6 Stock-Based Compensation 5.5 6.1 6.7 7.3 7.7 7.7 Acquisition Related Depreciation and Amortization 1.6 2.9 4.5 6.3 8.1 9.9 Change in Net Working Capital (18.2) (3.9) 3.5 (6.2) (6.3) (6.4) Change in Other Assets (3.0) (0.8) (1.2) (1.3) (1.4) (1.4) Change in Deferred Gains 0.0 0.1 0.2 0.2 0.2 0.3 Total Cash Flow from Operations $ 46.7 $ 70.7 $ 87.1 $ 87.9 $ 97.9 $ 105.6 CF from Investing Activities Capital Expenditures $ (17.0) $ (20.9) $ (22.2) $ (23.8) $ (25.3) $ (26.9) Cash Acquisitions (30.0) (40.0) (50.0) (50.0) (50.0) (50.0) Proceeds from Sale of Assets 0.0 0.0 0.0 0.0 0.0 0.0 Total Cash Flow from Investing Activities $ (47.0) $ (60.9) $ (72.2) $ (73.8) $ (75.3) $ (76.9) CF from Financing Activities Drawdown on Revolver $ 0.0 $ 0.0 $ 0.0 $ 0.0 $ 0.0 $ 0.0 Proceeds from Issuance of New Debt 0.0 0.0 0.0 0.0 0.0 0.0 Debt Repayment (0.4) (9.9) (14.9) (14.2) (4.6) 0.0 Total Cash Flow from Financing $ (0.4) $ (9.9) $ (14.9) $ (14.2) $ (4.6) $ 0.0 Free Cash Flow (Cash Flow from Operations Less Capital Expenditures and Acquisitions) $ 29.7 $ 49.9 $ 64.9 $ 64.2 $ 72.6 $ 78.7 Source: Company filings and Management Projections 35

Appendix D: Overview of National Mentor 36

Preliminary Draft – Highly Confidential

Goldman Sachs

# National Mentor Holdings, Inc

## ($ in millions)

### Company Overview

- National Mentor provides home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury, and other catastrophic injuries and illnesses, as well as to youth with emotional, behavioral, and medically complex challenges
- The company offers day programs, vocational services, case management, early intervention, family-based services, post-acute treatment, and neurorehabilitation services. It operates in two segments:
  - **Human Services** segment provides home and community-based human services to adults and children with intellectual and/or developmental disabilities and to youth with emotional, behavioral, and medically complex challenges
  - **The Post Acute Specialty Rehabilitation Services** segment provides a mix of health care and community-based human services to individuals with acquired brain injuries and other catastrophic injuries and illnesses
- Acquired by Vestar from Madison Dearborn Partners in March 2006

### Capital Structure

| Capital Structure as of 30-Jun-2010 | |
|---|---|
| Cash[1] | $21.9 |
| Debt | |
| Senior Term B Loan | 321.6 |
| Senior Subordinated Notes due 2014 | 180.0 |
| Term Loan Mortgage | 3.8 |
| Obligations under Capital Leases | 1.7 |
| **Total Debt** | **$507.1** |
| Total Shareholders' Equity | 224.7 |
| Total Capitalization | $731.7 |
| LTM Adjusted EBITDA[2] | $114.5 |
| Total Debt / EBITDA | 4.4x |

### Key Management

| Name | Title |
|---|---|
| Greg Torres | *Chairman of the Board* |
| Edward Murphy | *Chief Executive Officer* |
| Bruce Nardella | *President and Chief Operating Officer* |
| Denis Holler | *Executive VP and Chief Financial Officer* |
| Juliette Fay | *Executive VP and Chief Development Officer* |
| Tripp Jones | *Executive VP and Chief Administrative Officer* |
| Linda DeRenzo | *Senior VP and General Counsel* |
| John Green | *Senior VP, Finance Operations* |
| Robert Melia | *Senior VP, Mergers and Acquisitions* |

### Historical Income Statement

| Fiscal Year Ended 30-Sept | 2007 | 2008 | 2009 |
|---|---|---|---|
| Revenue | $887.7 | $941.4 | $979.4 |
| *% Growth* | *12.5%* | *6.0%* | *4.0%* |
| Gross Profit | 216.7 | 226.4 | 233.8 |
| *% Margin* | *24.4%* | *24.0%* | *23.9%* |
| Operating Income | 46.9 | 44.2 | 42.5 |
| *% Margin* | *5.3%* | *4.7%* | *4.3%* |
| **Net Income** | **($2.5)** | **($7.2)** | **($5.5)** |
| Adjusted EBITDA[3] | $106.1 | $108.8 | $111.8 |

*Source: Company website and public filings*
*[1] Excludes restricted cash of $6.4mm.*
*[2] As per Company latest 10Q, EBITDA calculated in accordance with senior credit agreement.*
*[3] As per Company latest 10K.*

Overview of National Mentor 37